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                                        For more information:
                                        Jeffrey P. Cornwell
                                        James N. Borum
                                        (610) 687-5253

AIRGAS, INC. REPORTS RECORD EARNINGS AND CASH FLOW
IN SECOND QUARTER

RADNOR, Pennsylvania, October 24, 1996
      Airgas, Inc. (NYSE-ARG) reported today record quarterly earnings and cash flow. Net earnings increased 21% to $11,310,000 or $.17 per share during the second quarter ended September 30, 1996, from $9,335,000 or $.14 per share in the second quarter last year. After tax cash flow (net earnings plus depreciation, amortization and deferred income taxes) increased 22% to $28,726,000 or $.42 per share from $23,625,000 in the second quarter last year.

      The increase in net earnings was primarily due to an increase in gross profits as a result of same-store distribution sales growth of approximately 3%, and earnings and cash flow generated by the 44 distribution businesses acquired since July 1, 1995.

      Peter McCausland, Chairman and Chief Executive Officer, commented, The Airgas troops came through again with another solid performance despite all of the consolidation and integration activity and an industrial economy which is less than robust. We are making significant progress assimilating the large number of recent acquisitions. Gas and cylinder rent are showing positive sales and gross margin trends. We are looking forward to a good second half.

      Net sales increased 40% to $278,712,000 during the second quarter ended September 30, 1996 over the same period in the prior year primarily due to the acquisition of 44 distribution businesses since July 1, 1995 and the increase in same-store sales.

SIX MONTHS ENDED SEPTEMBER 30, 1996

      Net earnings increased 20% to $22,460,000 or $.33 per share during the six months ended September 30, 1996, from $18,789,000 or $.29 per share last year. After tax cash flow increased 22% to a record $56,497,000 or $.84 per share from $46,326,000 in the prior year.

      The increase in net earnings was primarily due to an increase in gross profits from higher same-store distribution sales, and earnings and cash flow generated by the distribution businesses acquired since April 1, 1995.

      Net sales increased 41% to $552,810,000 during the six months ended September 30, 1996 over the same period in the prior year primarily due to the acquisition of 56 distribution businesses since April 1, 1995.

      Currently, the Airgas distributor network includes over 550 locations in 38 states, Mexico and Canada.Airgas is the largest distributor of industrial, medical and specialty gases and related equipment in North America.



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      Consolidated statements of earnings follow on page 3.

Note: The statements in this press release relating to matters that are not historical are forward-looking statements that involve important factors that could cause actual results to differ materially from those anticipated. Cautionary statements identifying such important factors are described in reports, including the Form 8-K, dated May 7, 1996, filed by Airgas with the Securities and Exchange Commission.



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AIRGAS, INC.
                             CONSOLIDATED STATEMENTS OF EARNINGS
                        (Amounts in thousands, except per share data)
                                         (Unaudited)


                                    Three Months Ended      Six Months Ended
                                       September 30,        September 30,
                                    1996          1995      1996       1995

Net sales:
      Distribution                  $249,150   $190,456     $497,279 $376,090
      Direct Industrial               20,437          -       36,889        -
      Manufacturing                    9,125      8,574       18,642   17,212
                                     -------    -------      -------  -------
            Total net sales          278,712    199,030      552,810  393,302
                                     -------    -------      -------  -------
Costs and expenses:
      Cost of products sold (excluding
       depreciation and amortization)
         Distribution                123,753      93,424     250,343   184,345
         Direct Industrial            15,537           -      28,969         -
         Manufacturing                 5,847       5,293      12,177    11,029
      Selling, distribution and
       administrative expenses        89,544      66,997     175,731   132,134
      Depreciation and amortization   15,023      11,172      29,261    21,613
                                     -------     -------     -------   -------
 Total costs and expense             249,704     176,886     496,481   349,121
                                     -------     -------     -------   -------
Operating income:
      Distribution                    26,578      20,260      51,522    40,739
      Direct Industrial                  638           -       1,182         -
      Manufacturing                    1,792       1,884       3,625     3,442
                                      ------      ------      ------    ------
            Total operating income    29,008      22,144      56,329    44,181

Interest expense, net                 (9,753)     (5,867)    (18,034)  (11,455)
Other income, net                         70         155         351       366
Equity in earnings of unconsolidated
 affiliate                               114           -         114         -
Minority interest                       (152)       (174)       (381)     (365)
                                      ------      ------      ------    ------
      Earnings before income taxes    19,287      16,258      38,379    32,727

Income taxes                           7,977       6,923      15,919    13,938
                                     -------     -------     -------   -------
      Net earnings                   $11,310     $ 9,335     $22,460   $18,789
                                     =======     =======     =======   =======
Earnings per share                   $   .17     $   .14     $   .33   $   .29
                                     =======     =======     =======   =======
Weighted average shares               67,660      65,352      67,350    65,212
                                     =======     =======     =======   =======



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